UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2015

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders of TECO Energy, Inc. (“TECO Energy”) was held on December 3, 2015. The special meeting was held in order to vote upon the following proposals set forth in TECO Energy’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on October 22, 2015, as supplemented:

Proposal 1: To approve the Agreement and Plan of Merger, dated as of September 4, 2015 (the “Merger Agreement”), by and among TECO Energy, Emera Inc. and Emera US Inc., a wholly owned indirect subsidiary of Emera Inc., as it may be amended from time to time (the “Merger Proposal”);

Proposal 2: To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

Proposal 3: To approve, on a nonbinding, advisory basis, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger (the “Advisory Compensation Proposal”).

At the special meeting, TECO Energy’s shareholders approved both the Merger Proposal and the Advisory Compensation Proposal. In addition, sufficient votes were received to approve the Adjournment Proposal, but an adjournment was not necessary in light of the approval of the Merger Proposal.

Completion of the merger remains subject to the satisfaction of the remaining closing conditions contained in the Merger Agreement.

As of October 21, 2015, the record date for the special meeting, there were 235,229,010 shares of TECO Energy’s common stock outstanding and entitled to vote at the special meeting.

The final voting results for each proposal were as follows:

Merger Proposal

For	Against	Abstentions	Broker Non-Votes
157,230,064	3,137,287	847,456	0

Adjournment Proposal

For	Against	Abstentions	Broker Non-Votes
142,142,580	18,414,471	657,756	0

Advisory Compensation Proposal

For	Against	Abstentions	Broker Non-Votes
88,056,489	70,850,604	2,307,714	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2015		TECO ENERGY, INC.
(Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President-Governance, Associate General Counsel
and Corporate Secretary